Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2023, relating to the financial statements of Enovix Corporation and the effectiveness of Enovix Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enovix Corporation for the year ended January 1, 2023.

/s/ Deloitte & Touche LLP
San Francisco, California
August 9, 2023